                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         POOL ENERGY SERVICES COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                               March 31, 1997




Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Pool Energy Services Co. to be held on Thursday, May 1, 1997 at 10375 Richmond Avenue, 2nd Floor, Houston, Texas, commencing at 10:00 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

This year, in addition to electing three directors and ratifying the appointment of independent auditors, you are being asked to approve an amendment to the Company's 1993 Employee Stock Incentive Plan to increase the number of shares reserved for issuance thereunder. These matters are discussed in greater detail in the accompanying proxy statement.

Your Board of Directors recommends a vote FOR the election of directors, FOR the amendment to the 1993 Employee Stock Incentive Plan and FOR ratification of independent auditors.

Regardless of the number of shares you own or whether you plan to attend, it is important that your shares are represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

Your interest and participation in the affairs of the Company are most appreciated.

                                         Sincerely,



                                         J. T. Jongebloed
                                         Chairman, President and
                                         Chief Executive Officer

                            POOL ENERGY SERVICES CO.

                             10375 Richmond Avenue
                             Houston, Texas  77042

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 1, 1997



TO THE SHAREHOLDERS OF
POOL ENERGY SERVICES CO.:                                       MARCH 31, 1997

         The Annual Meeting of the Shareholders of Pool Energy Services Co. (the "Company") will be held at 10375 Richmond Avenue, 2nd Floor, Houston, Texas, on May 1, 1997, at 10:00 a.m., for the following purposes:

         1. To elect three Class III directors, each for a term of three years.

         2. To approve a proposed amendment to the Company's 1993 Employee Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the Plan.

         3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year 1997.

         4. To transact such other business as may properly come before the meeting.

         Shareholders of record at the close of business on March 7, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         All shareholders are cordially invited to attend the meeting.

                                        By Order of the Board of Directors,


                                        Geoffrey Arms
                                        Corporate Secretary

================================================================================
                            YOUR VOTE IS IMPORTANT.

         PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY.
================================================================================

                            POOL ENERGY SERVICES CO.

                             10375 Richmond Avenue
                             Houston, Texas  77042

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 1, 1997

         The following information is submitted concerning the enclosed form of proxy and the matters to be acted upon under the authority thereof at the Annual Meeting of Shareholders of the Company to be held at 10375 Richmond Avenue, 2nd Floor, Houston, Texas, on the 1st day of May, 1997, at 10:00 a.m., or any adjournment thereof, pursuant to the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being sent to holders of the Company's Common Stock on or about March 31, 1997.

                          INFORMATION CONCERNING PROXY

         Proxies are being solicited on behalf of the Board of Directors of the Company from holders of the Company's common stock, no par value ("Common Stock"). Any proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy shall be suspended if the shareholder is present at the meeting and elects to vote in person.

         All duly executed proxies will be voted in accordance with the instructions given. Any duly executed proxies for which no instructions are given (and which have not been revoked or suspended before they are voted) will be voted FOR (1) the election of the three nominees for directors named below,
(2) approval of the proposed amendment to the Company's 1993 Employee Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 850,000 shares, and (3) ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1997. All duly executed proxies also will be voted in accordance with the recommendation of the Board of Directors as to any other matters which may properly come before the meeting.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mail, employees of the Company, who will not receive any additional compensation for their activities, may solicit proxies by telephone or other means of communication. The Company has engaged D. F. King & Co., Inc. to aid in the solicitation of proxies for which such firm will be paid a fee of $5,000, plus out-of-pocket expenses. Upon request, the Company will reimburse brokers, dealers, bankers, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of Common Stock.

                               VOTING SECURITIES

         The securities of the Company entitled to vote at the Annual Meeting consist, as of March 7, 1997 (the "Record Date"), of 19,154,294 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on each matter that comes before the meeting. Directors will be elected by a plurality of the votes cast. All other matters to be considered at the meeting will be decided by the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Only shareholders of record on the Record Date will be entitled to vote at the meeting. The Articles of Incorporation of the Company prohibit cumulative voting.

         For purposes of a vote on any matter that requires for adoption the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting: (i) shares as to which the holder abstains from voting effectively will constitute a "no" vote because such shares nevertheless are considered present or represented by proxy at the meeting, and (ii) shares held in "street name" by a broker or other nominee who does not have discretionary voting authority to vote such shares on the particular matter are not counted as shares entitled to vote on such matter and, therefore, a "broker non-vote" will not affect the outcome of the voting.

1.  ELECTION OF DIRECTORS

         Pursuant to the Company's Bylaws, the Board of Directors is to consist of at least two, but not more than ten directors, which number shall be determined by the Board of Directors from time to time. The Board of Directors currently consists of seven members. The Bylaws of the Company provide for three classes of directors, designated as Class I, Class II and Class III. At the expiration of the term of each class, the directors of that class are to be elected for a term of three years and until their successors have been elected and qualified. Class III directors are to be elected at the Annual Meeting, to serve for terms expiring in the year 2000. Unless contrary instructions are set forth in the proxy, the persons named in the proxy will vote all shares represented by duly executed proxies for the election as directors of the three nominees named below. Should any of the nominees named herein become unable or unwilling to serve as a director, the persons acting under authority of the proxies will vote for the election, in the nominee's stead, of such other person as the Board of Directors shall nominate. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS; CONTINUING DIRECTORS

         The following table sets forth the name, age, and principal occupation or employment during the past five years of each nominee for election as a Class III director and of each continuing Class I and Class II director, as well as certain other directorships held by each such person and his period of service as a director of the Company.

                                                                          Director
                                                                        Continuously
                                                                           Since
CLASS III DIRECTOR NOMINEES                                             ------------
J. T. JONGEBLOED, 55. Mr. Jongebloed has been Chairman of the Company       1989
 since 1994 and President and Chief Executive Officer since 1990. He served as President and Chief Operating Officer from 1989 to 1990 and in various executive positions with the Company since 1978.

JAMES L. PAYNE, 60.  Mr. Payne has been Chairman of the Board, President     1992
 and Chief Executive Officer and a director of Santa Fe Energy Resources,
 Inc. since 1990.

DONALD D. SYKORA, 66. Mr. Sykora currently serves in the Office of the       1989
 Chairman of Houston Industries Incorporated. He was President and Chief
 Operating Officer of Houston Industries from 1993 to 1995 and served as a director of Houston Industries from 1982 to 1995. From 1982 to 1993 he served as President and Chief Operating Officer of Houston Lighting &
 Power Company. He is also a director of TransTexas Gas Corporation,
 Powell Industries, Inc. and ARS Services, Inc.

CLASS I CONTINUING DIRECTORS -- [Terms Expiring in 1998]

WILLIAM H. MOBLEY, 55. Dr. Mobley is President and Managing Director of      1990
 PDI Global Research Consortia, Ltd., an international management research and consulting firm. He was previously a professor in the Graduate School of Business at Texas A&M University from 1980 to 1996. From 1993 to 1994 he was Chancellor of the Texas A&M University System, and from 1988 to
 1993 he was President of Texas A&M University. He is also a director of
 Medici Medical Group, Inc.

JOSEPH R. MUSOLINO, 60. Mr. Musolino has been Vice Chairman of               1994
 NationsBank of Texas, N.A. for more than the last five years. He also serves as a director of Justin Industries, Inc. and of Paragon Group,
 Inc.

CLASS II CONTINUING DIRECTORS - [Terms Expiring in 1999]

GARY D. NICHOLSON, 60. Mr. Nicholson is Chairman of the Board of             1996
 Directors, President and Chief Executive Officer of Camco International
 Inc. Mr. Nicholson joined Camco in October 1992 as Executive Vice
 President and Chief Operating Officer, became President and Chief
 Executive Officer on January 1, 1993 and Chairman of the Board of
 Directors in October 1994. Mr. Nicholson was an independent consultant from 1991 to 1992.

W. C. MCCORD, 68. Mr. McCord retired as Chairman and Chief Executive         1990
 Officer of ENSERCH Corporation in 1993 and has been a director of that company since 1970. From 1977 to 1991 he served as Chairman, President and Chief Executive Officer of ENSERCH Corporation. Mr. McCord is also a director of Lone Star Technologies, Inc. and Enserch Exploration, Inc.

BOARD COMMITTEES

         The Board of Directors has established the following standing committees:

    Committee                                Current Members
----------------------   ------------------------------------------------------
Audit/Finance            Messrs. McCord (Chairman), Mobley and Musolino
Compensation             Messrs. Sykora (Chairman), McCord, Nicholson and Payne
Directors' Nominating    Messrs. Payne (Chairman), Sykora and Jongebloed

         The principal functions of the Audit/Finance Committee are to select a firm of independent certified public accountants whose duty is to examine the consolidated financial statements of the Company, to review the general scope of services to be rendered by the independent public accountants, to review the financial condition and results of operations of the Company and to make inquiries as to the adequacy of the Company's financial and accounting controls. The Compensation Committee reviews and approves, or recommends to the Board of Directors, in those instances where Board approval is required, the compensation of directors and of officers and certain other employees. It also administers the Company's 1993 Employee Stock Incentive Plan and other plans included in the Company's management incentive program. The function of the Directors' Nominating Committee is to recommend nominees for election to the Board of Directors. The Directors' Nominating Committee will consider one or more persons recommended by a shareholder as nominees for election to the Board of Directors if such shareholder submits the name of each such person in writing to the committee, in care of the Corporate Secretary of the Company, together with a full statement of such person's qualifications and a written consent indicating his or her willingness to serve. Any such submission must be received no later than the date specified for submission of shareholder proposals in "Information Concerning Shareholder Proposals" hereinbelow.

MEETINGS OF THE BOARD AND BOARD COMMITTEES

         The Board of Directors met eight times during the year ended December 31, 1996, and the Audit/Finance, Directors' Nominating and Compensation committees met three, one, and four times, respectively. During the year, no incumbent director attended fewer than 75 percent of the total number of meetings held by the Board and by all Board committees of which he was a member.

COMPENSATION OF DIRECTORS

         Each director who is not an employee of the Company is currently compensated by an annual cash retainer fee of $12,000 and an annual award of 1,000 shares of Common Stock, which shares are subject to a restriction period of one year of continuing service during which they may not be sold or transferred. Such directors also receive a fee of $1,000 for each Board or Board committee meeting attended. If more than one meeting is held on the same day, full payment is made for only one meeting and the fee for each additional meeting attended that day is $800. In addition, a $2,000 per annum fee is paid for service on a Board committee, with an additional $1,500 per annum paid to the chairman of a Board committee. Directors who are employed by the Company receive no additional compensation for service as members of the Board or any committee of the Board. Under the Company's 1996 Directors' Stock Incentive Plan (the "Plan"), each director who is not a full-time employee of the Company automatically receives an initial grant of an option to purchase 8,000 shares of Common Stock (the "Initial Option Grant") and receives an additional option for 4,000 shares of Common Stock (the "Annual Option Grant") on the date of each Annual Meeting of Shareholders after the year in which the Initial Option Grant occurred. The exercise price of the options is equal to the fair market value per share on the date an option is granted. Each option granted under the Plan becomes exercisable one year from the date of grant and expires ten years after the date of the grant. If a participant's service as a director terminates by reason of disability, death, the failure of the Board to nominate him for reelection other than for "cause," as defined in the Plan, or his ineligibility for reelection pursuant to the age limitation imposed by the Company's Bylaws, his options may be exercised for up to one year after the date of the disability, death or termination. If a director's service terminates because he decides not to stand for reelection, or if he becomes a full-time employee, his options may be exercised for up to three months after such event, and, if his service terminates for any other reason, except for "cause," his options may be exercised for up to five business days after such termination. In the event a director's service terminates for "cause" his options will become immediately null and void. Provision is made in the Plan for adjustments of options in cases of mergers, stock splits and similar capital reorganizations and for immediate vesting in the case of a change in control of the Company.

         Directors of the Company in office prior to May 1996 also hold options previously granted pursuant to the 1991 Directors' Stock Option Plan which has terms and conditions similar to those of the Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Except for Mr. McCord, no member of the Compensation Committee of the Board of Directors of the Company (i) was, during 1996, an officer or employee of the Company or any of its subsidiaries, or (ii) was formerly an officer of the Company or any of its subsidiaries or had any relationships required to be disclosed by the Company under the rules of the Securities and Exchange Commission. Mr. McCord was formerly an officer of Pool Company and various other subsidiaries of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

      The Company's executive compensation is administered by the Compensation Committee.


                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

      The Compensation Committee reviews the Company's executive compensation from time to time and determines the compensation of the Chief Executive Officer and other executive officers of the Company.

      The Company's overall policy with regard to executive compensation is to provide a competitive total compensation package consistent with industry practice that enables the Company to attract and retain key executives, and to structure incentive compensation so as to focus executive attention and effort on the fulfillment of the Company's financial objectives, and on the appreciation of the value of the Company's stock.

      The elements of the Company's compensation program for executive officers are as follows:

      BASE SALARY - Base salary levels are largely determined through comparisons with compensation paid to executives of companies of similar size and complexity as the Company within the industry. The Committee attempts to ensure that such pay levels are competitive within a range that the Committee considers to be reasonable and necessary. The Committee utilizes for this purpose surveys and the assistance of outside consultants as well as market information from other sources and takes into consideration the Company's performance both in absolute terms and in comparison with other companies in the industry. With respect to the compensation of officers other than the Chief Executive Officer, the Committee gives strong consideration to the recommendations of the Chief Executive Officer which are based as to each such executive officer largely on performance, longevity and responsibilities.

         ANNUAL INCENTIVE COMPENSATION - The Company's executive officers are eligible to participate in management bonus plans established from time to time, typically on an annual basis, which provide for bonus awards based on attaining or exceeding specified financial and other performance objectives. Under the bonus plan that was in effect for 1996, bonus awards were based on a net earnings goal, an earnings before interest, income taxes, depreciation/amortization and minority interest ("EBITD") goal and on a stock performance goal. For certain executives, a safety performance goal was also added. Provision was made for awards under such plan to be increased, in the event performance goals were exceeded by specified amounts, to a maximum of twice the amount that would be awarded for attaining the targeted performance objectives. The plan also provided that, at the Committee's discretion, up to 50 percent of any bonuses payable for 1996 could be paid in Company stock, but none of the 1996 bonuses were paid in Company stock, due in part to the fact that there were insufficient shares remaining available in the Company's 1993 Employee Stock Incentive Plan to cover the bonus amounts earned.

         LONGTERM INCENTIVE COMPENSATION - A longterm incentive compensation program for senior executives was introduced in 1996. Under this program, a three-year performance period plan is implemented annually, with awards thereunder to be paid solely in restricted stock at the end of the performance period (50 percent restricted for one year and 50 percent restricted for two years). Entitlement to receive awards under such plan for 1996 was based 50 percent on cumulative EBITD performance and 50 percent on cumulative total return to shareholders performance compared to a peer group of companies during the performance period, with target award amounts based on percentages of participants' annual salaries in effect at the beginning of the performance period. The 1996 plan also provided for awards thereunder to be increased by up to 50 percent in the event performance goals were exceeded by specified amounts.

         STOCK INCENTIVE PLAN - The Company has an Employee Stock Incentive Plan (the "Stock Incentive Plan") pursuant to which executive officers and other employees, from time to time, may be granted nonqualified options to purchase Common Stock. The exercise price of all such stock options is equal to the market price of the shares on the date the option is granted, and the realization of any value is, therefore, totally dependent on future stock price appreciation, which provides added incentive to work for the continued growth and success of the Company. The Stock Incentive Plan also permits the Committee to make awards to executive officers and other employees, in lieu of cash compensation, of (i) Restricted Stock (shares of Common Stock that are subject to such vesting requirements or other restrictions as the Committee shall establish), and (ii) Bonus Stock (shares of Common Stock that are not subject to vesting or other restrictions).

         SAR/PHANTOM STOCK PLAN - The Company has established a plan (the "SAR/Phantom Stock Plan"), although it has not yet made any awards thereunder, pursuant to which executive officers and other employees, from time to time, may be granted Stock Appreciation Rights and/or Phantom Stock awards. A Stock Appreciation Right is the right to receive, upon the exercise thereof, cash in an amount equal to the excess, if any, of the fair market value of a share of the Company's Common Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right. Phantom Stock Awards are rights to receive cash in an amount equal to the fair market value of shares of Common Stock which vest over a period of time or upon the occurrence of an event, as established by the Committee. The SAR/Phantom Stock Plan is administered by the Committee, and the Committee will determine eligibility and grant all awards thereunder.

         Using the foregoing elements, the Committee seeks to deliver competitive levels of compensation to executive officers and other key personnel for the attainment of both short-term and longterm financial objectives that the Committee believes will favorably influence the Company's stock price over time. The Committee further believes that compensating employees who have substantial responsibility for the management and growth of the Company with Company stock, and providing such persons with opportunities to benefit directly from increases in the value of Company stock, will also help to align their interests more closely with those of other shareholders and provide additional incentive to enhance the profitable growth of the Company.

1996 Compensation

         The base salary level approved by the Committee in 1996 for Mr. Jongebloed, as Chairman, President and Chief Executive Officer, was established on the basis of (i) personal performance, (ii) Company performance, and (iii) comparison with salaries for chief executive officers of several well-recognized companies in the same industry as the Company, as reported by an outside consultant, Hay Management Consultants ("Hay"). Such base salary level amounted to a 7.7 percent increase over his previous base salary which had been in effect for 13 months. Mr. Jongebloed's bonus compensation for 1996 was calculated and paid pursuant to the Company's 1996 Management Bonus Plan and was based on the Company's attaining or exceeding (i) a goal based on net income compared to budget, (ii) a goal based on EBITD performance compared to budget and (iii) a goal based on stock performance compared to that of a peer group of companies. The bonus earned was approximately 97.3 percent of the maximum bonus attainable under the Plan and equaled 75.1 percent of Mr. Jongebloed's 1996 salary.

         The Committee approved base salary levels in 1996 for other executive officers based on recommendations by the Chief Executive Officer and Hay's recommendations. Bonuses for 1996 were paid to executive officers pursuant to the terms of the Company's 1996 Management Bonus Plan and were based on the Company's performance for the year. Each of the executive officers received a bonus principally on the basis of attaining or exceeding net income, EBITD and stock performance goals.

         Stock option grants pursuant to the Stock Incentive Plan were made to Mr. Jongebloed and each of the other executive officers in 1996, and such persons were also designated to participate in the longterm incentive program. The option grants were made principally on the basis of (i) Hay's recommendations, which, in turn, were based on an assessment of competitive practice, and (ii) each executive's degree of responsibility for the growth and success of the Company. Opportunities for awards under the longterm incentive program were determined as a function of the plan in effect for 1996, and are contingent on the Company's attaining certain EBITD and total return to shareholders performance during the remainder of the three-year performance period. The structure of the longterm incentive program, and of the plan adopted pursuant thereto for 1996, were also determined principally on the basis of Hay's recommendations and each executive's degree of responsibility for the growth and success of the Company. The longterm incentive award opportunity for Mr. Jongebloed for 1996 ranges from zero up to an amount equal to 90 percent of his annual base salary in effect at the beginning of 1996.

Compliance with Internal Revenue Code Section 162(m)

         No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for an exemption from the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The Company anticipates that all compensation paid to its executive officers during 1997 will qualify for deductibility because no executive's compensation is expected to exceed the dollar limitations of such provision.


                                       COMPENSATION COMMITTEE

                                       D.D. Sykora, Chairman
                                       W.C. McCord
                                       G.D. Nicholson
                                       J.L. Payne

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information relating to the compensation paid to the Chief Executive Officer and to each of the other four persons who were the most highly compensated executive officers of the Company in 1996, for services rendered in all capacities to the Company for the years ended December 31, 1996, 1995 and 1994:

                                                                              LONGTERM COMPENSATION
                                                                        -------------------------------
                                           ANNUAL COMPENSATION                  AWARDS          PAYOUTS
                                    ----------------------------------- ----------------------  -------
                                                                                      SHARES
                                                            OTHER       RESTRICTED  UNDERLYING
                                                            ANNUAL        STOCK       STOCK      LTIP       ALL OTHER
                                    SALARY     BONUS    COMPENSATION(1)   AWARDS      OPTIONS   PAYOUTS  COMPENSATION(2)
NAME AND PRINCIPAL POSITION   YEAR    ($)       ($)           ($)           ($)         (#)       ($)          ($)
---------------------------   ----  ------    -------   --------------- ----------  ----------  -------  ---------------
J. T. Jongebloed              1996  404,423   303,615         --            -0-       60,779      -0-           250
  Chairman, President and     1995  376,961    47,250         --            -0-       40,890      -0-           250
  Chief Executive Officer     1994  360,000    78,750         --            -0-       23,000      -0-           250

W. J Myers                    1996  238,846   123,117         --            -0-       24,416      -0-           250
  Group Vice President--      1995  230,654    12,657         --            -0-       20,000      -0-           250
  U.S. Operations             1994  225,000    28,126         --            -0-       10,000      -0-           250

E. J. Spillard                1996  195,068   111,234         --            -0-       19,792      -0-           250
  Senior Vice President,      1995  185,937    16,875         --            -0-       20,000      -0-           250
  Finance                     1994  180,000    28,126         --            -0-       10,000      -0-           250

R. G. Hale                    1996  185,846   105,608         --            -0-       18,909      -0-           250
  Group Vice President--      1995  177,653    29,563         --            -0-       20,000      -0-           250
  International Operations    1994  172,000    32,250         --            -0-       10,000      -0-           250

G. G. Arms                    1996  140,808    66,178         --            -0-       10,597      -0-           250
  Vice President and          1995  133,392    12,188         --            -0-       15,000      -0-           250
  General Counsel;            1994  130,000    16,250         --            -0-        8,000      -0-           250
  Corporate Secretary

-----------------------------
(1) Perquisites and other personal benefits paid in each year to each of the persons listed in the compensation table above did not exceed the lesser of $50,000 or ten percent of such individual's total salary and bonus.
(2) Reflects the amount contributed by the Company to each individual's 401(k) Plan account in such year.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE
         AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

     The following table sets forth information with respect to stock option exercises during 1996, and unexercised stock options held, as of the end of 1996, by the persons named in the Summary Compensation Table above:

                                                   NUMBER OF
                                               SHARES UNDERLYING            VALUE OF UNEXERCISED
                                                  UNEXERCISED                   IN-THE-MONEY
                                                    OPTIONS                       OPTIONS
                                                  AT 12-31-96                    AT 12-31-96
                 SHARES ACQUIRED  VALUE               (#)                           ($)
                   ON EXERCISE   REALIZED   --------------------------   --------------------------
NAME                   (#)         ($)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----             --------------- --------   -----------  -------------   -----------  -------------
J. T. Jongebloed       1,000        2,375     156,832     102,947          996,424        637,947

W. J Myers            81,868      398,169       7,500      44,416           87,500        277,892

E. J. Spillard           -0-           --      85,228      39,792          526,794        251,304

R. G. Hale            71,255      471,744       2,500      38,909           22,500        246,227

G. G. Arms               -0-           --      51,005      25,847          296,245        165,496

                               OPTION GRANT TABLE
                             OPTION GRANTS IN 1996

     The following table sets forth information with respect to stock options granted during 1996 to the persons named in the Summary Compensation Table above:

                                                                                            POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED ANNUAL
                                               % OF TOTAL                                   RATES OF STOCK PRICE
                             NUMBER OF           OPTIONS                                   APPRECIATION FOR OPTION
                         SHARES UNDERLYING     GRANTED TO     EXERCISE                             TERM (5)
                              OPTIONS         EMPLOYEES IN     PRICE      EXPIRATION    -----------------------------
       NAME               GRANTED(1)(2)(3)       1996         ($/SH)(4)      DATE            5%               10%
-----------------         ----------------    ------------   ---------    ----------    ------------     ------------
J. T. Jongebloed               60,779             24.7         9.625       2/23/06       $   367,895     $    932,350

W. J Myers                     24,416              9.9         9.625       2/23/06           147,790          374,541

E. J. Spillard                 19,792              8.1         9.625       2/23/06           119,801          303,609

R. G. Hale                     18,909              7.7         9.625       2/23/06           114,456          290,064

G. G. Arms                     10,597              4.3         9.625       2/23/06            64,144          162,558

     TOTAL                    134,493             54.7                                   $   814,086     $  2,063,122

All Shareholders (6)              N/A              N/A          N/A            N/A       $85,201,168     $215,923,663

Named Executives' Gain as         N/A              N/A          N/A            N/A              0.96%            0.96%
  % of all Shareholders' Gain

------------------------------
(1) Options granted in 1996 are exercisable beginning 12 months after the grant date, with 25 percent of the award becoming exercisable at that time and an additional 25 percent of the award becoming exercisable on each of the next three succeeding anniversary dates. Vesting may be accelerated by a change in control of the Company.
(2) The Compensation Committee and/or the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options.
(3) The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.
(4) The exercise price and any tax withholding obligation arising in connection with exercise may be satisfied by the option holder's surrender of already-owned shares or by offsetting a portion of the shares issuable upon exercise, subject to certain limitations.
(5) The dollar amounts under these columns are the result of calculations at the five percent and ten percent rates required by SEC regulations and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(6) Potential shareholder gain is calculated assuming all outstanding shares were purchased at a price equal to the market price of the Common Stock ($9 5/8 per share) on February 23, 1996, the date of the 1996 option grants.

                            LONGTERM INCENTIVE PLAN
                                AWARDS FOR 1996

         The following table sets forth information with respect to the potential awards of Common Stock under the Company's 1996 Longterm Incentive Plan to the persons named in the Summary Compensation Table. The receipt of the shares indicated will depend on the Company's performance compared to specified goals during the performance period commencing January 1, 1996 and ending December 31, 1998.

                                                             ESTIMATED FUTURE PAYOUTS
                                                          -------------------------------
                        NUMBER OF       PERFORMANCE       THRESHOLD    TARGET     MAXIMUM
     NAME                SHARES           PERIOD             (#)         (#)        (#)
     ----               ---------       -----------       ---------    -------    -------
J. T. Jongebloed         24,632           3 years           12,316      24,632    36,948

W. J Myers                9,895           3 years            4,947       9,895    14,842

E. J. Spillard            8,021           3 years            4,010       8,021    12,031

R. G. Hale                7,663           3 years            3,831       7,663    11,494

G. G. Arms                3,579           3 years            1,789       3,579     5,368

         Under the 1996 Longterm Incentive Plan, a target award of shares is established for each participant based on a percentage of the individual's salary in effect at the beginning of the three-year performance period. A payout under the Plan will depend on the extent to which the established performance criteria are satisfied. Under the 1996 Plan, awards are based 50 percent on EBITD performance and 50 percent on total return to shareholders compared to a peer group of companies. All awards are to be paid in Common Stock, to the extent sufficient shares are available under the Company's 1993 Employee Stock Incentive Plan, and otherwise are to be paid in cash. Shares received under the Plan are restricted so that, except under certain circumstances, (i) if the executive's employment terminates within one year after the shares are earned, 100% of the shares are forfeited, and (ii) if the executive's employment terminates between one and two years after the award is earned, 50% of the shares are forfeited. Target payouts are equal to specified percentages of participants' annual base salaries in effect at the beginning of the performance period, as follows: 60 percent for Mr. Jongebloed, 40 percent for Messrs. Myers, Spillard and Hale, and 25 percent for Mr. Arms. Threshold payouts are one-half of the target payouts and maximum payouts are 150 percent of the target payouts. Threshold payouts are made if performance falls within a certain range below that which is necessary to earn the target award.
Maximum payments are made if performance exceeds by a specified amount that which is necessary to earn the target award.

              RETIREMENT PLAN. The Company has a defined benefit retirement plan for its employees with different benefit formulas for salaried and hourly employees. The normal monthly retirement benefit payable at age 65, or later if employment continues beyond age 65, for salaried employees is equal to one percent of the monthly average of the participant's highest rate of base compensation determined as of each January 1 of any five consecutive years during the ten consecutive years preceding retirement, plus 0.6 percent of the excess of compensation as so determined over the monthly average of the maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act for the 35 years ending with the year in which the participant will attain his normal retirement age under the Federal Social Security Act, multiplied by years and fractions thereof of credited service after May 1, 1990, up to 35 years. The plan provides for actuarially reduced benefits for early retirement. Although the normal form of benefit for married participants is a joint and 50 percent survivor annuity and, for unmarried participants, a life only annuity, the plan permits other forms of benefit payment. At December 31, 1996, credited service under the plan for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 6.67 years each, and the highest average annual compensation recognized by the plan for each of them was $150,000, $150,000, $149,000, $149,000, and $126,600,
respectively.

         The table below illustrates the amount of annual pension benefit payable under the plan on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using, for all years, the 1996 maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act:*

                                                        Years of Service
                                      -------------------------------------------------------
Remuneration                             15          20         25          30          35
------------                          -------     -------    -------      -------     -------
$100,000  . . . . . . . . . . . . .   $18,357     $24,476    $30,595      $36,714     $42,833
 125,000  . . . . . . . . . . . . .    24,357      32,476     40,595       48,714      56,833
 150,000  . . . . . . . . . . . . .    30,357      40,476     50,595       60,714      70,833
 175,000  . . . . . . . . . . . .      30,357      40,476     50,595       60,714      70,833
 200,000  . . . . . . . . . . . . .    30,357      40,476     50,595       60,714      70,833
 225,000  . . . . . . . . . . . . .    30,357      40,476     50,595       60,714      70,833
 250,000  . . . . . . . . . . . .      30,357      40,476     50,595       60,714      70,833
 300,000  . . . . . . . . . . . . .    30,357      40,476     50,595       60,714      70,833
 400,000  . . . . . . . . . . . . .    30,357      40,476     50,595       60,714      70,833
 500,000  . . . . . . . . . . . . .    30,357      40,476     50,595       60,174      70,833

---------------------------
*In accordance with the applicable provisions of the Internal Revenue Code of 1986, annual compensation above $150,000 is disregarded in calculating benefits, and the benefits payable under the plan are limited to $120,000 annually. Both limits are subject to adjustment by the Secretary of the Treasury to reflect cost-of-living increases and are included in the above table.

         SUPPLEMENTARY EXECUTIVE RETIREMENT PLANS. The Company has two nonqualified supplementary executive retirement plans which provide retirement benefits for certain senior executives, one of which plans was implemented in 1993 and the other in 1996. The 1993 plan provides benefits equal to two percent of the average of the participant's salary and annual bonus compensation for each of the five years for which such compensation was highest out of the last ten consecutive years of employment, multiplied by years of credited service of employment with the Company, Pool Company and ENSERCH Corporation, up to 35 years, minus (i) social security benefits and (ii) retirement benefits payable to the participant pursuant to, or resulting from his participation in, any other qualified defined benefit plans of the Company, Pool Company or ENSERCH Corporation. The 1996 plan provides benefits equal to two and one-half percent of the average of the participant's salary and annual bonus compensation for each of the five years for which such compensation was highest out of the last ten consecutive years of employment, multiplied by years of credited service of employment with the Company, Pool Company and ENSERCH Corporation, up to 24 years, minus (i) retirement benefits payable to the participant pursuant to, or resulting from his participation in, any other qualified defined benefit plans of the Company, Pool Company or ENSERCH Corporation and (ii) benefits payable pursuant to the 1993 plan. The benefit thus determined is payable in an actuarial equivalent lump sum amount. Messrs. Jongebloed, Myers, Spillard, Hale and Arms are eligible for benefits under such plans. At December 31, 1996, credited service under these plans for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 18.3, 8.9, 17.0, 25.1 and 21.2 years, respectively, and the highest average annual compensation recognized by the plans for each of them was $478,401, $272,044, $221,470, $216,948 and $159,015, respectively.

         The table below illustrates the amount of annual pension benefit that would be payable under the supplementary plans on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using for all years the maximum Social Security primary insurance amounts for a worker retired at age 65 in 1996 and estimated retirement benefits payable under the Company's current qualified defined benefit retirement plan:*

                                                        Years of Service
                                     --------------------------------------------------------
Remuneration                            15          20         25           30         35
------------                         --------    --------   --------     --------   ---------
$100,000  . . . . . . . . . . . . .  $      0    $      0   $  3,493     $  7,374   $  11,255
 125,000  . . . . . . . . . . . . .         0       1,612      5,993       10,374      14,755
 150,000  . . . . . . . . . . . . .         0       3,612      8,493       13,374      18,255
 175,000  . . . . . . . . . . . . .     6,231      13,612     20,993       28,374      35,755
 200,000  . . . . . . . . . . . . .    13,731      23,612     33,493       43,374      53,255
 225,000  . . . . . . . . . . . . .    21,231      33,612     45,993       58,374      70,755
 250,000  . . . . . . . . . . . . .    28,731      43,612     58,493       73,374      88,255
 300,000  . . . . . . . . . . . . .    43,731      63,612     83,493      103,374     123,255
 400,000  . . . . . . . . . . . . .    73,731     103,612    133,493      163,374     193,255
 500,000  . . . . . . . . . . . . .   103,731     143,612    183,493      223,374     263,255
 600,000  . . . . . . . . . . . . .   133,731     183,612    233,493      283,374     333,255

-----------------
*The annual benefits shown in the table have been reduced by the amount of any retirement benefits payable pursuant to other qualified defined benefit plans of the Company and other required offset items, except for any benefits payable under any applicable ENSERCH Corporation retirement plan (see text above).

         POOL COMPANY RETIREMENT PLAN. Pool Company had two retirement plans which were merged into the ENSERCH Corporation Retirement and Death Benefit Program prior to the Company's acquisition of Pool Company. One of such plans was a defined benefit plan for salaried employees that provided for a fixed benefit upon retirement at age 65. Participants who were employees of the Company ceased to accrue further benefits thereunder on the completion of the Company's acquisition of Pool Company. Pursuant to the terms of such plan, Messrs. Jongebloed, Myers, and Spillard are entitled to annuity payments of $19,635, $3,299, and $12,226, respectively, per annum for life commencing upon normal retirement at age 65. Messrs. Hale and Arms were not participants in such plan.

         CHANGE IN CONTROL AGREEMENTS

         Messrs. Jongebloed, Myers, Spillard, Hale and Arms each have entered into change in control agreements with the Company that set forth certain benefits that the Company will provide to such officers in the event their employment is terminated subsequent to a "change in control" of the Company, as defined in the agreements. Such agreements continue in effect until terminated by the Company upon specified notice and continue for three years following a change in control of the Company. The agreements each provide that if the officer is terminated or if the officer elects to terminate employment under certain circumstances defined as "good reason" within three years following a change in control of the Company, the officer shall be entitled to a lump sum severance payment equal to (i) three times the officer's annual base salary (but not in excess of the aggregate base salary that could be earned up to the officer's normal retirement date), (ii) an amount equal to the largest bonus paid to him during the preceding three years, prorated for the current year, and
(iii) the value over the exercise price of unexercised stock options. In addition, the officer shall be entitled to a three-year continuation of certain employee benefits, two additional years of service credit under the Company's retirement program, and reimbursement of certain legal fees, expenses, and any applicable excise taxes.

                Comparison of Five Year Cumulative Total Return*

                        Among Pool Energy Services Co.,

              A Peer Group Index and Standard & Poor's 500 Index**





        [Performance Graph appears here.  Plot points are listed below]





                                                YEARS ENDING
                               ----------------------------------------------
COMPANY NAME/INDEX             DEC.92    DEC.93    DEC.94    DEC.95    DEC.96
------------------             ------    ------    ------    ------    ------
Pool Energy Services Co.       104.08    124.49    110.20    155.10    251.02

S&P 500 Index                  107.62    118.46    120.03    165.13    203.05

Peer Group                     106.04    134.89    120.76    191.34    342.35





Assumes $100 invested on December 31, 1991 in Pool Energy Services Co. Common Stock, the Standard & Poor's 500 Index and a peer group consisting of the following ten companies: Atwood Oceanics, Inc., Baker Hughes Incorporated, ENSCO International Incorporated, Global Marine Inc., Noble Drilling Corporation, Parker Drilling Company, Pride Petroleum Services, Inc., Rowan Companies, Inc., Tuboscope Vetco International Corporation, and Weatherford Enterra Inc. Peer group returns have been weighted according to market capitalization.

* Total Return Assumes Reinvestment of Dividends
**Fiscal Year Ending December 31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning the number of shares of Common Stock owned beneficially as of December 31, 1996 by each person known to the Company to own more than five percent of the outstanding shares of Common Stock, and as of March 7, 1997 by (i) each director of the Company, (ii) each executive officer listed in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. No shares of any other class of equity securities are outstanding.

                                                                                     Beneficial Ownership
                                                                                ------------------------------
                                                                                                       Percent
                    Name of Beneficial Owner                                          Shares          of Total
                    ------------------------                                    ---------------       --------
Brinson Holdings, Inc., Brinson Trust Company, Brinson Partners, Inc.,
  SBC Holding (USA), Inc. and Swiss Bank Corporation  . . . . . . . . . . . .   1,125,901(1)(3)         5.9%
George D. Bjurman & Associates, George Andrew Bjurman and
  Owen Thomas Barry III . . . . . . . . . . . . . . . . . . . . . . . . . . .     957,955(2)            5.0%
J. T. Jongebloed. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     188,813(4)              *
W. C. McCord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      59,745(5)(6)           *
William H. Mobley . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19,200(5)              *
Joseph R. Musolino  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13,000(7)              *
Gary D. Nicholson . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9,020(8)              *
James L. Payne  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18,000(9)              *
Donald D. Sykora  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19,000(5)              *
G. G. Arms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      57,900(10)             *
R. G. Hale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32,727(11)             *
W. J Myers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15,156(12)             *
E. J. Spillard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     101,813(13)             *
All directors and executive officers as a group (12 persons)  . . . . . . . .     504,313(14)           2.6%

------------------------------
*Less than 1%
 (1) Brinson Holdings, Inc. ("BHI") is the parent company of Brinson Partners, Inc. ("BPI,") which is a registered investment adviser. BPI is the parent company of Brinson Trust Company ("BTC"), a bank. All three companies are located at 209 South LaSalle, Chicago, IL. The shares listed consist of 416,472 owned by BTC and 304,128 owned by BPI. BHI may be deemed to be the beneficial owner of all such shares through its ownership of BPI and BTC.
 (2) George D. Bjurman & Associates ("GDBA") is an investment advisor registered under Section 203 of the Investment Adviser's Act of 1940. George Andrew Bjurman and Owen Thomas Berry III may, as a result of their ownership in and positions with GDBA, be deemed to be indirect beneficial owners of the equity securities held by GDBA. Both individuals disclaim beneficial ownership of said securities. The business address for GDBA and Messrs. Bjurman and Berry is 10100 Santa Monica Boulevard, Suite 1200, Los Angeles, CA 90067.
 (3) Based upon the most recent amended Schedule 13G delivered to the Company by such person.
 (4) Includes 182,250 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.
 (5) Includes 17,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.
 (6) Includes 40,000 shares held by Mr. McCord's wife; Mr. McCord disclaims beneficial ownership of such shares.
 (7) Includes 11,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.
 (8) Includes 8,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.
 (9) Includes 15,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.
(10) Includes 57,404 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.
(11) Includes 5,007 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.

(12) Includes 11,104 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.
(13) Includes 95,176 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.
(14) Includes 449,775 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 7, 1997.

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. To the Company's best knowledge, all of the reports required to be filed by the Reporting Persons under Section 16(a) during or in respect of the year 1996 were filed on a timely basis.

2. APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER THE 1993 EMPLOYEE STOCK INCENTIVE PLAN

         Shareholders will be asked at the Annual Meeting to approve an amendment to the Company's 1993 Employee Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 850,000 shares. The Plan originally provided for the issuance of up to 600,000 shares of Common Stock. Of this amount, only about 5,000 shares currently remain available. The Board of Directors believes it necessary to reserve an additional 850,000 shares for issuance under the Plan in order to continue the Plan's purpose, as described below. (The number of shares reserved for issuance under the Plan is subject to adjustment in certain events, such as stock splits or recapitalizations.)

         PURPOSE. The purpose of the Plan is to assist the Company and its affiliates in attracting and retaining, as officers and key employees, persons of training, experience and ability and to furnish additional incentive to such persons by encouraging them to become owners of shares of the Company's Common Stock. The Board of Directors believes that this purpose will be furthered through the granting to key, full-time employees and officers of the Company and its affiliates of (i) options to purchase shares of Common Stock ("Options"), (ii) awards of shares of Common Stock which are subject to vesting requirements or other restrictions ("Restricted Stock") and (iii) awards of shares of Common Stock which are not subject to vesting requirements or other restrictions ("Bonus Stock"). All options granted under the Plan are nonqualified options, i.e., options that do not constitute Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Grants of Options and awards of Restricted Stock and Bonus Stock are collectively referred to herein as "Awards."

         ADMINISTRATION. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which must consist solely of "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to the terms and conditions of the Plan, the Committee has sole authority to select employees who are to be granted Awards under the Plan, the number of shares to be issued pursuant to such Awards and the terms of each Award. In making such determinations, the Committee may consider the office or position held by the employee, the employee's degree of responsibility for and contribution to the growth and success of the Company, the employee's length of service, promotion potential and any other factors that the Committee may consider relevant.

         OPTIONS. The Committee has the authority to grant Options in such form as it may from time to time approve, provided, however, that no Option may be exercised sooner than six months after the date of grant nor later than ten years after the date of grant. Options become 100 percent vested and are exercisable immediately in full upon a Change in Control of the Company, and upon death, disability or retirement of the optionee. A Change in Control under the Plan means, generally, the acquisition by a person or entity of 30 percent or more of the Company's outstanding Common Stock, certain reorganizations, mergers or consolidations of the Company or a change in the composition of a majority of the Board of Directors within a two-year period.

         To exercise an Option granted under the Plan, the optionee must deliver to the Company payment in full for the shares being purchased; payment is to be in cash or, if the Company approves, may be made through delivery to the Company of shares of Common Stock that have been owned by the optionee for more than six months. Optionees do not have any rights as shareholders of the Company with respect to shares that are subject to an Option until such time as the Option has been exercised and the optionee shall have become the holder of record of such shares.

         The exercise price of each Option granted under the Plan must be at least the market value of the Common Stock on the date of grant, determined in accordance with the Plan. On March 7, 1997, the closing price for the Common Stock as quoted on the NASDAQ Stock Market was $14 5/16 per share.

         The Plan provides that Options will terminate at the time the optionee's employment is terminated if the termination occurs for cause or for conflict of interest. If the optionee's employment is terminated by reason of his death or disability, then the Option will terminate at the end of one year thereafter. If the optionee's employment is terminated because of retirement, then the Option will terminate at the end of five years after the optionee's retirement commences. If the optionee's employment is terminated for any reason other than those set forth above, the right to exercise any Option will terminate 90 days thereafter. However, in no event would an Option be exercisable beyond ten years from the date of the grant.

         RESTRICTED STOCK. The Plan provides that Restricted Stock may be awarded by the Committee, in lieu of cash compensation, to key employees and officers of the Company and its affiliates. Restricted Stock may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the terms and conditions set by the Committee have been satisfied, which terms and conditions may include, among other things, the providing of services for a specified time or the achievement of specified goals. The recipient of a Restricted Stock award is considered to be the record owner of such shares and has the right to vote such shares, but any dividends or other distributions made or paid with respect to such shares are accrued and are paid only after the restrictions are removed. All restrictions on shares of Restricted Stock are canceled in the event of a Change in Control. Restricted Stock awards may be increased in value by up to 15 percent over the amount of cash compensation being replaced to compensate for the fact that such stock does not have immediately realizable value.

         The Plan gives the Committee the authority to cancel all or any portion of any outstanding restrictions prior to the expiration of such restrictions with respect to any or all of the shares of Restricted Stock awarded to a person under the Plan on such terms and conditions as the Committee may deem appropriate.

         If a person to whom Restricted Stock has been awarded ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its affiliates, for any reason, any Restricted Stock remaining subject to restrictions is thereupon forfeited by the person; provided, however, if the cessation is due to the person's death, disability, or retirement, the Committee may, in its sole and absolute discretion, deem that the terms and conditions have been met for all or part of such remaining portion.

         BONUS STOCK. The Committee may, from time to time and subject to the provisions of the Plan, grant shares of Bonus Stock, in lieu of cash compensation, to key employees and officers of the Company and its affiliates. Bonus Stock is fully earned on the date it is awarded and is not, therefore, subject to vesting requirements or other restrictions except as may be imposed by law.

         AMENDMENT OR TERMINATION OF THE PLAN.   The Board of Directors in its
discretion may amend, suspend or terminate the Plan, provided, however, that any amendment that would (i) increase the aggregate number of shares of Common Stock to be awarded under the Plan (other than as prescribed in the Plan for changes in capitalization as described above), (ii) change the manner of determining the exercise price of Options, (iii) change the class of persons eligible to receive Awards, or (iv) materially increase the benefits accruing to participants under the Plan may not be made without shareholders' approval, unless, in the opinion of counsel to the Company, such approval is not required in order for the Plan to continue to satisfy the requirements of Rule 16b-3 under the Exchange Act.

         The Committee has the authority, in its sole and absolute discretion,
(a) to adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan; (b) to construe the Plan; (c) to make all determinations necessary or advisable for administering the Plan; (d) to determine the terms and provisions of, and to construe the agreements relating to, awards of Options and Restricted Stock (which need not be identical), including provisions defining or otherwise relating to (i) the term and the period or periods and extent of exercisability of Options, (ii) the restrictions applicable to Restricted Stock awards, (iii) the effect of termination of employment upon Awards, and (iv) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service) upon Awards; and

(e) subject to the provisions of the Plan, to accelerate, for any reason, regardless of whether the applicable agreement so provides, the time of exercisability of Options that have been previously granted or the time of the lapsing of restrictions on Restricted Stock.

         WITHHOLDING FOR TAXES.   No issuance of Common Stock pursuant to an
Option exercise or an award of Restricted Stock or Bonus Stock may be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. Such arrangements may, at the discretion of the Committee, include allowing holder of the Award to tender to the Company shares of Common Stock owned by such holder, or to request the Company to withhold a portion of the Common Stock being acquired pursuant to the Award.

         FEDERAL INCOME TAXES. Summarized below are the material federal income tax consequences of the Plan, based on applicable provisions of the federal income tax laws and regulations as currently in effect. As a general rule, no income will be recognized by grantees of Restricted Stock or by optionees upon the grant of either. Upon the removal of the restrictions with respect to Restricted Stock, a grantee will generally recognize ordinary income equal to the fair market value of the shares of Common Stock when the restrictions lapse. However, a grantee may elect within 30 days of the grant of the Restricted Stock to treat the grant, rather than the lapse of the restrictions, as the taxable event. In this case, the grantee will recognize ordinary income equal to the fair market value of the shares of the Restricted Stock (determined without regard to the restrictions) when the Restricted Stock is granted. The receipt of Bonus Stock will, in general, be immediately taxable to the grantee as income in an amount equal to the fair market value of the shares received. Upon the exercise of an Option, the optionee will be treated as receiving taxable income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. Upon a subsequent disposition of the shares received under an Award, any difference between the optionee's or grantee's basis and the amount realized on the disposition would be eligible for treatment as longterm capital gain or loss if the shares were held for more than twelve months and were capital assets in the hands of the optionee or grantee.

    The Company generally will be entitled to a tax deduction in the same amount as, and at the same time as, the optionee or grantee recognizes income, provided the Company makes the proper federal employment tax withholding. In addition, in order to be deductible, the compensation must be ordinary and necessary, must be "reasonable" and must not exceed the deductible compensation limits under Section 162(m) of the Code.

         OUTSTANDING AWARDS.   There are approximately 70 persons currently
considered to be key employees who are eligible to receive Awards under the Plan. As of March 7, 1997, 64,000 shares of Restricted Stock and Options to purchase a total of 517,909 shares of Common Stock had been granted to employees and were outstanding pursuant to the Plan. No shares of Bonus Stock have been issued. Any Awards to be made in the future will be at the discretion of the Committee and, therefore, are not currently determinable. The table entitled "Option Exercises and Year-End Value Table" hereinabove sets forth the holdings of the executive officers named in the Summary Compensation Table under the Plan and its predecessor, the 1990 Employee Stock Option Plan.

         Approval of the proposed amendment to the Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER THE 1993 EMPLOYEE STOCK INCENTIVE PLAN.

3.       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit/Finance Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent certified public accountants to audit and express an opinion on the Company's financial statements for the year ending December 31, 1997. Deloitte & Touche LLP has served as the Company's independent auditors since 1988. Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

         A representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

         In the event the shareholders fail to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors, it is not anticipated that Deloitte & Touche LLP would be replaced in 1997. Such lack of approval would, however, be considered by the Audit/Finance Committee in selecting the Company's independent auditors for 1998.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

4.       OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

         The Company knows of no matters other than those stated above which are to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the persons named in a duly executed proxy will vote all of the shares of Common Stock represented by such proxy in accordance with their best judgment with respect to any such matter.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         A shareholder intending to present a proposal at the 1998 Annual Meeting of Shareholders scheduled to be held on May 7, 1998 and who desires that such proposal be included in the Company's Proxy Statement and form of proxy card relating to the meeting, must deliver such proposal, along with any supporting statement, in writing, to the Corporate Secretary at the Company's principal offices no later than November 26, 1997.

         A copy of the Annual Report for 1996 is being mailed to shareholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or a communication by means of which any solicitation is to be made.

         Whether or not you intend to be present at this meeting, you are urged to execute and return promptly the enclosed form of proxy. If you are present at the meeting and wish to vote your stock in person, you may do so.

                                       By Order of the Board of Directors,



                                       Geoffrey Arms
                                       Corporate Secretary



DATED:   March 31, 1997

[ ] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

    THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN AND DIRECTS SAID ATTORNEYS TO ACT OR VOTE AS FOLLOWS:


    1.  ELECTION OF DIRECTORS

    NOMINEES:  J.T. Jongebloed, James L. Payne, Donald D. Sykora

              FOR            WITHHELD            MARK HERE IF YOU PLAN   [ ]
              [ ]              [ ]               TO ATTEND THE MEETING

    [ ] ______________________________________   MARK HERE FOR ADDRESS   [ ]
        For all nominees except as noted above   CHANGE AND NOTE BELOW

    2. AMENDMENT TO 1993 EMPLOYEE STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER.

              FOR            AGAINST            ABSTAIN
              [ ]              [ ]                [ ]

    3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1997.

              FOR            AGAINST            ABSTAIN
              [ ]              [ ]                [ ]

                                        THIS PROXY IS SOLICITED ON BEHALF OF THE
                                        BOARD OF DIRECTORS AND WILL BE VOTED IN
                                        ACCORDANCE WITH THE SHAREHOLDER'S
                                        SPECIFICATIONS HEREON. IN THE ABSENCE
                                        OF SUCH SPECIFICATION, THIS PROXY WILL
                                        BE VOTED IN FAVOR OF EACH NOMINEE FOR
                                        DIRECTORS, "FOR" APPROVAL OF THE
                                        INCREASE IN THE SHARES OF THE COMPANY'S
                                        COMMON STOCK RESERVED FOR ISSUANCE UNDER
                                        THE 1993 EMPLOYEE STOCK INCENTIVE PLAN
                                        AND "FOR" THE PROPOSAL TO RATIFY THE
                                        APPOINTMENT OF DELOITTE & TOUCHE LLP.

                                        PLEASE MARK, SIGN, DATE AND RETURN THIS
                                        PROXY PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.

                                        Joint owners must EACH sign. Please sign
                                        EXACTLY as your name(s) appear(s) on
                                        this card. When signing as an attorney,
                                        trustee, executor, administrator,
                                        guardian or corporate officer, please
                                        give your FULL TITLE.


Signature: ___________________________________   Date: ________________________

Signature: ___________________________________   Date: ________________________